Exhibit 10.14

120 Presidential Way

Suite 320

Woburn, MA 01801 USA         February 14, 2007

Stephan Schambach

Dear Stephan:

On behalf of Demandware, Inc. (the “Company”), I am pleased to set forth the revised terms of your employment with the Company:

1. You will be employed to serve as Executive Chairman, effective March 1, 2007. As Executive Chairman, you will report to the Board of Directors. We anticipate that this position will take your full dedication, time and attention but understand that as part of this role you may participate in activities not directly related to Demandware operations; for example, researching new technologies, serving on outside boards, working with venture capital groups, attending executive education seminars. We ask that these activities at all times be noncompetitive to Demandware, and wherever possible, directly or indirectly contribute to the company’s success.

2. Your salary will be $16,666.67 per month, subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. In addition, you will continue to be entitled to a company performance bonus of $50,000 per year at 100% target, to be paid in accordance with the management bonus plan.

3. You will be eligible to participate in all other employee welfare benefit plans generally made available by the Company to similarly situated employees. With respect to group health insurance, however, the Company will reimburse you for your monthly health insurance payments of up to $ 1,700 for health/dental insurance.

4. You will be entitled to a maximum of 30 Paid Time Off Days (PTO days) per calendar year. These days may be used for vacation. They must also be used for days absent from work due to illness, sick days, or other personal reasons. The number of PTO days for which you are eligible shall accrue at the rate of 2.083 days per month that you are employed during such calendar year, and will not be paid for in advance. You may not accrue more than your applicable maximum allotment of PTO days.

5. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

6. Your current unvested stock will be immediately vested on accepting this position, in line with your original employment agreement. All other provisions of your shareholding agreement will remain in effect.

7. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company's policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

8. You agree this letter represents the entire agreement between you and the Company with respect to the subject matter hereof. This letter supersedes all other written or oral agreements between you and the Company, including, without limitation, that certain offer letter dated August 4, 2004 from the Company to you.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Larry Bohn, by [insert date]. If you do not accept this offer by [insert date], this offer will be revoked.

Very Truly Yours,

By:	/s/ Larry Bohn
Name:	Larry Bohn
Title:	Managing Director

The foregoing correctly sets forth the terms of my employment by Demand ware, Inc.

/s/ Stephen Schambach	Date:

Name: Stephen Schambach